Exhibit 99.4


Catcher Holdings Names Jeff Gilford as Chief Financial Officer
Monday July 11, 8:00 am ET

HAMILTON, Va., July 11 /PRNewswire-FirstCall/ -- Catcher Holdings, Inc., (OTC Bulletin Board: CTHH - NEWS), developer of Catcher(TM), a portable, ruggedized, wireless, hand-held command control device built to military specifications, announced today it has appointed Jeff Gilford as its Chief Financial Officer.

Mr. Gilford, 44, joins Catcher Holdings, Inc. as a seasoned finance and operations executive with more than 20 years experience. Prior to joining Catcher, he co-founded BlackFord Partners, a financial advisory firm specialized in fulfilling the duties and responsibilities of a Chief Financial Officer for venture funded early stage technology based companies. While with BlackFord Partners, he was integral in assisting clients with raising capital, strategy formulation, developing the financial infrastructure, and providing direction and input on operational matters. Prior to BlackFord Partners, Jeff was the VP Finance & Chief Financial Officer for OrderFusion, a sell side e-commerce software provider. Jeff began his career as a licensed California CPA with Touche Ross & Co (currently Deloitte & Touche LLP), and holds a Master's of Business Administration and B.S. in Business Administration from San Diego State University.

"We are pleased to add Jeff to the Catcher management team, and believe he will play a critical role in the continued progress of Catcher, Inc.," commented Charles Sanders, Chief Executive Officer of Catcher. "Jeff brings substantial experience to Catcher, including his involvement with numerous early stage companies addressing their growth and business financing challenges, and his background as a CPA with a leading international accounting firm. His contribution to the Catcher team will be invaluable as we look to execute on our corporate strategy."

About Catcher Holdings, Inc.

Catcher Holdings, Inc.'s wholly-owned subsidiary, Catcher, Inc., has developed a portable, ruggedized, wireless, hand-held command control device built to military specifications. Utilizing proprietary software, Catcher(TM) offers security and operations personnel critical real-time wireless data and communications through an integrated platform incorporating voice, video, data, GPS and biometric capabilities. Catcher(TM) is in the final stage of development with the initial beta tests of the units expected to begin in the fourth quarter of 2005.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to commercialize the Catcher Product, our ability to generate product sales and operating profits, potential vulnerability of technology obsolescence, potential competitive products by better capitalized companies, potential difficulty in managing growth, dependence on key personnel, and other risks which will be described in future company Securities and Exchange Commission filings.

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     Media Contact:                        Investor Contact:
     Robert B. Prag, President             Matt Hayden, President
     The Del Mar Consulting Group, Inc.    Hayden Communications, Inc.
     (858) 794-9500                        (843) 272-4653
     bprag@delmarconsulting.com            info@haydenir.com
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Source: Catcher Holdings, Inc.